                                                                    Exhibit 23.3


                       [GOLDMAN, SACHS & CO. LETTERHEAD]




PERSONAL AND CONFIDENTIAL



December 16, 1997

Board of Directors
North Fork Bancorporation, Inc.
275 Broad Hollow Road
Melville, NY 11747

Re:  Registration Statement of
     North Fork Bancorporation, Inc.

Gentlemen:

You have requested our opinion with respect to the fairness from a financial point of view to North Fork Bancorporation, Inc. (the "Company") of the exchange ratio (the "Exchange Ratio") of 1.19 shares of Common Stock, par value $2.50 per share, of the Company to be paid for each share of Common Stock, par value $.01 per share, of New York Bancorp, Inc. ("NYB"), pursuant to the merger contemplated by the Amended and Restated Agreement and Plan of Merger dated as of October 7, 1997, between the Company and NYB.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY -- Opinions of Financial Advisors" and "THE MERGER -- Background of, Recommendation of the Boards of Directors; Reasons for the Merger, and Opinions of Financial Advisors" and to the inclusion of the foregoing opinion as Annex C in the Joint Proxy Statement included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
_______________________________
(GOLDMAN, SACHS & CO.)